FT 1821

                         TRUST AGREEMENT

                     Dated:  October 7, 2008

     The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 785 and certain subsequent Series, Effective December 9, 2003" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                        WITNESSETH THAT:

     In   consideration  of  the  premises  and  of  the   mutual
agreements herein contained, the Depositor, the Trustee, the Evaluator and the Portfolio Supervisor agree as follows:


                             PART I


             STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                             PART II


              SPECIAL TERMS AND CONDITIONS OF TRUST


GEORGETOWN CAPITAL APPRECIATION(TM) PORTFOLIO, OCTOBER 2008 SERIES

     The following special terms and conditions are hereby agreed to:

     A. The Securities initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in the Schedules hereto.

     B. The aggregate number of Units outstanding for the Trust on the Initial Date of Deposit and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

     Documents representing this number of Units for the Trust are being delivered by the Trustee to the Depositor pursuant to
Section 2.03 of the Standard Terms and Conditions of Trust.

    C.  The Record Date shall be the 10th day of each month.  The
Trustee is authorized to make the payments specified in Part I of
Section 3.05 on the last Business Day of each month.

    D. The Distribution Date shall be the 25th day of the month in which the related Record Date occurs.

    E.  The Mandatory Termination Date for the Trust shall be  as
set   forth   in  the  Prospectus  under  "Summary  of  Essential
Information."

   F.  First Trust Advisors L.P.'s compensation as referred to in
Section 4.03 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0060 per Unit.

   G. The Trustee's Compensation Rate pursuant to Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0085 per Unit, calculated based on the largest number of Units outstanding during the calendar year except  during  the  initial offering  period  as  determined  in
Section  4.01  of  this  Indenture, in  which  case  the  fee  is calculated based on the largest number of units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year). However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation. The Bank of New York Mellon, or any of its affiliates, may perform services in any capacity for any exchange traded fund, investment company, investment trust or other entity whose shares are held as an asset of the Trust, and The Bank of New York Mellon, as Trustee, shall be entitled to receive the foregoing compensation, without reduction, notwithstanding that The Bank of New York Mellon or an affiliate is receiving compensation for services to such exchange traded fund, investment company, investment trust or other entity. Without limiting the scope of the expenses for which the Trustee is entitled to reimbursement in accordance with Section 6.04 of the Standard Terms and Conditions of Trust, the amounts receivable by the Trustee from the Trust shall include amounts charged by the Trustee or an affiliate in connection with custody of securities at any branch or affiliate of the Trustee located outside the United States.

    H.   The Initial Date of Deposit for the Trust is October  7,
2008.

   I. There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

    J. The minimum number of Units a Unit holder must redeem in order to be eligible for an in-kind distribution of Securities pursuant to Section 5.02 shall be 5,000 Units of the Trust. However, the ability to request an in-kind distribution of Securities pursuant to Section 5.02 will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by the Trust. No in-kind distribution requests submitted during the 30 business days prior to the Trust's Mandatory Termination Date will be honored.

     K. No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

                            PART III

     A. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 1.01 (13) shall be amended to delete the second sentence of such section and replace it with the following:

        "The Percentage Ratio with respect to each Security in a Trust is that percentage derived by dividing the number of shares of such Security included in the initial deposit made pursuant to Section 2.01(a) by the total number of shares of all Securities included in such deposit."

     B. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 2.01(e) shall be amended to read as follows:

       "The Trustee is hereby irrevocably authorized to effect registration or transfer of the Securities in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Securities in a clearing agency registered with the Securities and Exchange Commission, in a book entry system operated by the Federal Reserve Board, with an Eligible Foreign Custodian or in an Eligible Securities Depository."
     C. Section 2.01 of the Standard Terms and Conditions of Trust shall be amended to include the following section at the end of Section 2.01:

          "(g) Notwithstanding anything to the contrary herein, subject to the requirements set forth in this Section 2.01(g) and unless the Prospectus otherwise requires, the Depositor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

         (i) Prior to the Evaluation Time on such Business Day, the Depositor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Depositor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Securities to be acquired (which will be a precise replication of the then existing portfolio, as consistent with the provisions of Section 2.01(b)) and shall either (a) specify the quantity of additional Securities to be deposited by the Depositor on the settlement date for such subscription or (b) instruct the Trustee to purchase additional Securities with an aggregate value as specified in the Subscription Notice.

         (ii) Promptly following the Evaluation Time on such Business Day, the Depositor shall verify with the Trustee the number of additional Units to be created.

       (iii) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Depositor shall deposit with the Trustee (a) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice to be purchased by the Trustee, and adding and subtracting the amounts specified in the first and second sentences of Section 5.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

         (iv) On the settlement date for such subscription, the Trustee shall, in exchange for the Securities and cash, cash or Letter of Credit described above, deliver to, or assign in the name of or on the order of, the Depositor the number of Units verified by the Depositor with the Trustee.

          (v) In the event the Depositor fails to take such action required by paragraph (iii) above, the Trustee shall, on the settlement date for such subscription, settle the securities transactions specified in the Subscription Notice.

          (vi) Neither the Trust nor Unit holders of the Trust will be responsible for any loss resulting from the failure of the Depositor to take such action required by paragraph
     (iii) above."

     D. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.01(e) shall be amended to read as follows:

        "(e) (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the Trust as set forth in section 7.04 hereof.

       (2)To  the  extent permitted under the Investment  Company
     Act of 1940 as evidenced by an opinion of counsel to the Depositor satisfactory to the Trustee or "no-action" letters or exemptive orders issued by the Securities and Exchange Commission or its staff, the Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) or an Eligible Securities Depository the Trust's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

           (A) The Trustee shall indemnify the Trust and hold the Trust harmless from and against any risk of loss of Trust assets held with an Eligible Foreign Custodian in accordance with the foreign custody contract.

           (B) The Trustee shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

           (C) The Trustee shall perform all duties assigned to the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR Section 270.17f-5), as now in effect or as such rule may be amended in the future ("Rule 17f-5"). The Trustee shall not delegate such duties.

           (D) The Trustee shall (i) provide the Depositor with an analysis of the custody risks associated with maintaining assets with an Eligible Securities Depository; (ii) monitor the custody risks associated with maintaining assets with the Eligible Securities Depository on a continuing basis and promptly notify the Depositor of any material change in such risks; and
       (iii) exercise reasonable care, prudence and diligence in performing the foregoing duties. The Depositor shall instruct the Trustee to take such action as the Depositor deems appropriate in response to a notification by the Trustee provided pursuant to (ii) in the preceding sentence.

            (E) The Trust's Prospectus shall contain such disclosure regarding foreign securities and foreign custody as is required for management investment companies by Forms N-1A and N-2. Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above.

           (F) The Trustee shall maintain and keep current written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unit holders and the Securities and Exchange Commission at the Trustee's corporate trust office during its usual business hours."

     E. Section 4.05 shall be amended to add the following paragraph as the third paragraph of Section 4.05 of the Standard
Terms and Conditions of Trust:

       The Portfolio Supervisor may employ one or more sub-Portfolio Supervisors to assist in performing the services set forth in this Section 4.05 and shall not be answerable for the default of any such sub-Portfolio Supervisors if such sub-Portfolio Supervisors shall have been selected with reasonable care, provided, however, that the Portfolio Supervisor will indemnify and hold the Trust harmless from and against any loss occurring as a result of a sub-Portfolio Supervisor's willful misfeasance, reckless disregard, bad faith, or gross negligence in performing supervisory duties. The fees and expenses charged by such sub-Portfolio Supervisors shall be paid by the Portfolio Supervisor out of proceeds received by the Portfolio Supervisor in accordance with Section 4.03 hereof.

     F.  Notwithstanding anything to the contrary in the Standard
Terms  and  Conditions of Trust, the second paragraph in  Section
8.02 shall be amended to read as follows:

       In the event of any termination of the Trust prior to the Mandatory Termination Date, the Trustee shall proceed to liquidate the Securities then held and make the payments and distributions provided for hereinafter in this Section 8.02, except that in such event, the distribution to each Unit holder shall be made in cash and shall be such Unit holder's pro rata interest in the balance of the principal and income accounts after the deductions herein provided. In the event that the Trust shall terminate on or after the Mandatory Termination Date, the Trustee shall, at least thirty days prior to the Mandatory Termination Date, send a written notice to all Unit holders of record. If such Unit holder owns at least the minimum number of Units of the Trust set forth in Part II of the Trust Agreement, such notice shall further indicate that such Unit holder may elect to receive an in-kind distribution of their pro rata share of the Securities, to the extent of whole shares. The Trustee will honor duly executed requests for in-kind distributions received (accompanied by the electing Unit holder's Certificate, if issued) by the close of business ten business days prior to the Mandatory Termination Date. Unit holders who do not effectively request an in-kind distribution shall receive their distribution upon termination in cash.

   G. Section 6.01 shall be amended to add the following as paragraph (n):

   "(n) The Trustee may act, and may engage any corporation, partnership or other entity affiliated with The Bank of New York Mellon (an "Affiliated Entity") to act, as broker or dealer to execute transactions, including the purchase or sale of any securities currently distributed, underwritten or issued by any Affiliated Entity, and receive, or pay to the Affiliated Entity, as applicable, compensation for such services at standard commission rates, markups or concessions."

     H. Section 3.02 shall be amended to read in its entirety as follows:

      Section 3.02 Income Account. The Trustee shall collect the dividends and other cash distributions on the Securities in each Trust which would be treated as dividend (other than capital gain dividends) or interest income under the Internal Revenue Code as such become payable (including all monies which would be so treated representing penalties for the failure to make timely payments on the Securities, or as liquidated damages for default or breach of any condition or term of the Securities or of the underlying instrument relating to any Securities and other income so treated attributable to a Failed Contract Obligation for which no Replacement Security has been obtained pursuant to Section
3.12 hereof) and credit such income to a separate account for each Trust to be known as the "Income Account."

     Any non-cash distributions received by a Trust shall be sold to the extent they would be treated as dividend or interest income under the Internal Revenue Code and the proceeds shall be credited to the Income Account. Except as provided in the preceding sentence, non-cash distributions received by a Trust (other than a non-taxable distribution of the shares of the distributing corporation which shall be retained by a Trust) shall be dealt with in the manner described in Section 3.11, herein, and shall be retained or disposed of by such Trust according to those provisions and the proceeds thereof shall be credited to the Capital (Principal) Account. Neither the Trustee nor the Depositor shall be liable or responsible in any way for depreciation or loss incurred by reason of any such sale.

      All other distributions received by a Trust shall be credited to the Capital (Principal) Account.

     I. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the first paragraph of
Section 3.05.(II)(a) shall be amended to provide as follows:

      "On each Distribution Date, the Trustee shall distribute to each Unit holder of record at the close of business on the Record Date immediately preceding such Distribution Date an amount per Unit equal to such Unit holder's Income Distribution (as defined below), plus such Unit holder's pro rata share of the balance of the Capital Account (except for monies on deposit therein required to purchase Contract Obligations and monies constituting proceeds of pro-rata sales of Trust assets to effect redemptions, which proceeds shall be retained for payment of redemptions) computed as of the close of business on such Record Date after deduction of any amounts provided in Subsection I, provided, however, that the Trustee shall not be required to make a distribution from the Capital Account unless the balance available for distribution is equal to or greater than $1.00 per 100 Units, except that, notwithstanding any provision of the Standard Terms and Conditions of Trust or this Trust Agreement to the contrary, the Trustee shall on any Distribution Date distribute the cash available for distribution in the Income and Capital Accounts within the meaning of Treas. Reg. 1.671-5(b)(5) if the aggregate amount of such cash available for distribution is equal to or greater than .1% of the net asset value of the Trust on the related Record Date. This provision is intended to comply with Treas. Reg. 1.671-5(c)(2)(v)(C) and shall be interpreted consistent therewith and with any successor regulations."

     J. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the ninth paragraph of Section
5.02  of  the  Standard Terms shall be amended  to  read  in  its entirety as follows:
          "For  the purpose of funding the Principal Account
     for  payment  of the Redemption Value with  respect  to
     each tender of a Unit or Units for redemption, the Depositor may direct the trustee to sell and, in the absence of contrary direction from the Depositor, the Trustee may sell, the pro rata amount of each Security allocable to the tendered Units as soon as reasonably practicable following such tender. In determining such pro rata amount, the Trustee may apply the calendar month aggregation method provided in Treas. Reg. Section 1.671-5(c)(2)(iv)(G)(3)(i). If the proceeds of such pro rata sales are insufficient, the Trustee may (i) sell additional Securities as directed by the Sponsor or, in the absence of direction, sell Securities in amounts which are reasonably pro rata as determined by the Trustee or (ii) advance funds required to pay the Redemption Value, provided that the Trustee shall have no obligation to advance funds if the unreimbursed amount advanced to the Trust for this purpose then
     equals   at  least  $15,000.   When  directed  by   the
     Depositor or determined by the Trustee, but in all events as promptly as reasonably practicable whenever the  unreimbursed amount advanced by the Trustee equals
     or exceeds $15,000, the Trustee shall sell additional Securities in the manner provided in clause (i) of the preceding sentence and shall reimburse itself the amount of the advance, provided that the Trustee's right to reimbursement shall not be affected by any
     delay  in sale or reimbursement.  The Trustee's   right
     to  reimbursement shall be secured by  a  lien  on  the
     Trust  prior to the interest of the Unit holders.   The
     net proceeds of any sale of Securities representing income shall be credited to the Income Account and then
     disbursed   therefrom  for  payment  of  expenses   and
     payments to Unit holders as otherwise provided in this Indenture. The balance of such net proceeds shall be credited to the Principal Account. The Depositor and the Trustee shall use their reasonable efforts to conduct pro rata sales of Securities qualifying for exception from tax reporting as described in Treas.
     Reg. Section 1.671-5(c)(2)(iv)(G) and, during  the final
     calendar  year  of  the  trust,  qualifying   for   the
     exception  from tax reporting described in Treas.  Reg.
     Section 1.671-5(c)(2)(iv)(F). Notwithstanding the foregoing, neither the Trustee nor the Depositor shall be liable to any person in the event sales proceeds for any calendar year exceed the general de minimis test of Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(1) (whether or not due to a failure to sell Securities pro rata) or otherwise require reporting under Treas. Reg. Section 1.671-5."

     K. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.02 of the Standard Terms
is amended to read in its entirety as follows:
          "Section  6.02. Books, Records and  Reports.   (a)
     General.  The Trustee shall keep proper books of record
     and account of all the transactions of each Trust under
     this Indenture at its corporate trust office, including
     a  record  of  the name and address of, and  the  Units
     issued  by  each Trust and held by, every Unit  holder,
     and  such books and records of each Trust shall be open
     to  inspection by any Unit holder of such Trust at  all
     reasonable times during the usual business hours.   The
     Trustee shall make such annual or other reports as  may
     from  time  to  time be required under  any  applicable
     state   or  federal  statute  or  rule  or  regulations
     thereunder.
          (b)    Audit   of  trust  accounts.   Unless   the
     Depositor  determines  that  such  an  audit   is   not
     required,  the accounts of the Trust shall  be  audited
     not   less   than   annually  by   independent   public
     accountants  designated  from  time  to  time  by   the
     Depositor  and  the  Trustee and the  reports  of  such
     accountants  shall be furnished upon  request  to  Unit
     holders.   So  long  as  the  Depositor  is  making   a
     secondary  market for Units, the Depositor  shall  bear
     the  cost of such annual audits to the extent such cost
     exceeds $.50 per 100 Units.
          (c)   Costs of updating of registration statement.
     If  provided  for in the Prospectus for  a  Trust,  the
     Trustee  shall pay, or reimburse to the Depositor,  the
     expenses  related  to  the  updating  of  the   Trust's
     registration  statement, to the extent of  legal  fees,
     typesetting   fees,  electronic  filing  expenses   and
     regulatory  filing fees.  Such expenses shall  be  paid
     from the Income Account, or to the extent funds are not available in such Account, from the Capital Account, against  an  invoice or invoices therefor presented  to
     the  Trustee  by  the  Depositor.  By  presenting  such
     invoice  or invoices, the Depositor shall be deemed  to
     certify,  upon  which  certification  the  Trustee   is
     authorized  conclusively  to  rely,  that  the  amounts
     claimed  therein are properly payable pursuant to  this
     paragraph.   The Depositor shall provide  the  Trustee,
     from  time  to  time as requested, an estimate  of  the
     amount  of  such expenses, which the Trustee shall  use
     for  the  purpose  of estimating the accrual  of  Trust
     expenses.   The  amount paid by the Trust  pursuant  to
     this   paragraph  in  each  year  shall  be  separately
     identified  in  the annual statement provided  to  Unit
     holders.    The   Depositor  shall  assure   that   the
     Prospectus  for the Trust contains such  disclosure  as
     shall  be  necessary to permit payment by the Trust  of
     the expenses contemplated by this paragraph under applicable laws and regulations. The provisions of this  paragraph  shall not limit the authority  of  the
     Trustee  to  pay,  or  reimburse to  the  Depositor  or
     others, such other or additional expenses as may be determined to be payable from the Trust as provided in this Section 6.02.
          (d)   Tax  reporting  for  grantor  trusts.   With
     respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), the Depositor and the Trustee agree that the Trust meets the requirements of Treas. Reg. Section 1.671-5(f)(1)(i), and the Trustee is authorized:
                (i)  to report in accordance with any of the
     safe  harbor  methods described in Treas. Reg. Section
     1.671-5(f);
                (ii)  to  report  sales  proceeds,  whenever
     permitted,   as   provided  in  Treas.   Reg.   Section 1.671-
     5(f)(1)(iv)(B);
                (iii)      to  report proceeds of sales  and
     dispositions   described   in   Treas.   Reg.   Section 1.671-
     5(c)(2)(iv)(D)(4)(ii) as provided in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(4)(i); and
                (iv)       to  use  the measuring  date,  as
     defined in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(1), in lieu of the start-up date, wherever permitted.
     For purposes of Treas. Reg. Section 1.671-5(f)(1)(iv)(A)(2), the date of the last deposit under 2.01(b) prior to the expiration of the initial offering period, as certified to the Trustee by the Depositor, shall be considered the 'start-up date' of the Trust."
      L. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.01(l) shall be replaced in its entirety with the following:

      "The Trust may include (I) a letter or letters of credit meeting the requirements of Section 2.05 for the purchase of Securities or Contract Obligations issued by the Trustee in its individual capacity for the account of the Depositor or (II) Securities issued by the Trustee, its parent, or affiliates, and the Trustee may otherwise deal with the Depositor and the Trust with the same rights and powers as if it were not the Trustee hereunder; and"

      M. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.07 shall be amended to add the following immediately after Section 3.07(i):

     "(j) that as a result of the ownership of the Security, the Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297(a) of the Internal Revenue Code."

      N.    Notwithstanding anything to contrary in the  Standard
Terms  and  Conditions of Trust, paragraph (e)  of  Section  6.05 shall be amended by adding the following sentence at the end thereof:

     "The  Trustee's  and  each  successor  Trustee's  right   to
indemnification shall survive its resignation or removal."

     O. All references to The Bank of New York in the Standard Terms and Conditions of Trust shall be replaced with "The Bank of New York Mellon."
     IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

                                    FIRST TRUST PORTFOLIOS L.P.,
                                       Depositor


                                    By     Jason T. Henry
                       Senior Vice President


                                    THE BANK OF NEW YORK MELLON,
                                       Trustee


                                    By  Rosalia A. Koopman
                        Managing Director
[SEAL]

ATTEST:

Joan A. Currie
Vice President


                                    FIRST TRUST ADVISORS L.P.,
                                       Evaluator


                                    By     Jason T. Henry
                       Senior Vice President


                                    FIRST TRUST ADVISORS L.P.,
                                       Portfolio Supervisor


                                    By     Jason T. Henry
                       Senior Vice President



                  SCHEDULE A TO TRUST AGREEMENT

                 Securities Initially Deposited
                             FT 1821

     (Note:   Incorporated herein and made a part hereof for  the
Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)